Item 77.H - Change in Control of Registrant

Obtaining Control of Credit Suisse Commodity Access Strategy Fund A

As of October 31, 2013, Merchant Holdings ("Shareholder") owned 10,000 shares of the Fund, which represented 39.05% and Pershing owned 11,912 shares of the Fund, which represented 46.52% of the Fund. As of April 30, 2014, Shareholder owned 10,000 shares of the Fund, which represented 32.34% of the outstanding shares of the Fund, and Pershing owned 17,854 shares of the Fund, which represented 57.75% of the Fund. Accordingly, Shareholder has presumed to be a controlling person of the Fund.



Obtaining Control of Credit Suisse Commodity Access Strategy Fund C

As of October 31, 2013, Merchant Holdings ("Shareholder") owned 10,000 shares of the Fund, which represented 75.53% of the Fund, and Pershing owned less than 25% of the Fund. As of April 30, 2014, Shareholder owned 10,000 shares of the Fund, which represented 68.23% of the outstanding shares and Pershing owned 4,394 shares of the Fund which represented 39.98% of the Fund. Accordingly, Shareholder has presumed to be a controlling person of the Fund.



Obtaining Control of Credit Suisse Commodity Access Strategy Fund I

As of October 31, 2013, Merchant Holdings ("Shareholder") owned 2,495,957 shares of the Fund, which represented 99.86% of the Fund. As of April 30, 2014, Shareholder owned 5,684,055 shares of the Fund, which represented 96.92% of the outstanding shares. Accordingly, Shareholder has presumed to be a controlling person of the Fund.